Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-258763, 333-254192, 333-250033, 333-249275, 333-237123, 333-230363, and 333-222746) on Form S-8 and (Nos. 333-256088 and 333-254193) on Form S-3 of our report dated March 15, 2022, with respect to the consolidated financial statements of Adicet Bio, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 15, 2022